  Exhibit 19.1
Insider Trading Policy (POL 260)
Insider Trading Policy - Principles
1.Fastly personnel are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in Fastly securities.
2.Fastly personnel who are aware of material nonpublic information relating to Fastly may not engage in transactions in Fastly’s securities except as permitted by this policy and applicable law.
3.Fastly personnel who are aware of material nonpublic information relating to Fastly may not recommend the purchase or sale of any Fastly’s securities.
4.Fastly personnel may not disclose material nonpublic information to persons within
Fastly whose jobs do not require them to have that information.
5.Fastly personnel may not disclose material nonpublic information outside of Fastly unless the disclosure is made in accordance with a specific Fastly policy that authorizes such disclosure.
6.Unless authorized by a Fastly policy and as required by their role at the company, Fastly personnel may not assist anyone engaged in transactions in Fastly securities, the recommendation to buy or sell Fastly securities, or the disclosure of material nonpublic information.
Insider Trading Policy - Q&A
•Q1: Who should I contact if I have questions about our insider trading policy or specific trades?
•Q2: Why have an insider trading policy?
•Q3: Who is subject to this policy?
•Q4: Whose responsibility is it to comply with this policy?
•Q5: What transactions are subject to this policy?
•Q6: What is insider trading?
•Q7: Why is insider trading illegal?
•Q8: What is material nonpublic information?
•Q9: Who can be guilty of insider trading?
•Q10: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
•Q11: Do the US securities laws take into account mitigating circumstances, like avoiding a loss or planning a transaction before I had material nonpublic information?
•Q12: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?
•Q13: What if I don’t tell someone inside information itself; I just tell them whether they should buy or sell?
•Q14: Does this policy or the insider trading laws apply to me if I work outside the US?
•Q15: Am I restricted from trading securities of any companies other than Fastly, for example a customer or competitor of Fastly?
•Q16: If I do not trade Fastly securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
•Q17: What are examples of material information?
•Q18: When is information considered public?
•Q19: So when can I buy or sell my Fastly securities?
•Q20: What is a quarterly trading blackout periods?
•Q21: What are Fastly’s quarterly trading blackout period?
•Q22: Can Fastly’s quarterly trading blackout periods change?
•Q23: If I have an open order to buy or sell Fastly securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
•Q24: What if I think I have a special circumstance that would require me to trade during a blackout period?
•Q25: Are there other circumstances which could prevent me from trading?
•Q26: Am I subject to trading blackout periods if I am no longer an employee or consultant of Fastly?
•Q27: How long does this policy apply to me after I end my relationship to Fastly?
•Q28: Are there any exceptions to this policy?
•Q29: Can I exercise options granted to me under Fastly’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?
•Q30: Are mutual fund shares holding Fastly common stock subject to the trading blackout periods?
•Q31: What tax withholding transactions are not restricted by this policy?
•Q32: What ESPP transactions are not restricted by this policy?
•Q33: What is a “routine trading program” or “10b5-1 plan”?
•Q34: What are the rules that apply to 10b5-1 Trading Programs?
•Q35: Can I gift or donate stock while I possess material nonpublic information or during a trading blackout period?
•Q37: Are inherently speculative transactions allowed?
•Q38: Can I purchase Fastly securities on margin or hold them in a margin account?
•Q39: Can I pledge my Fastly shares as collateral for a personal loan?
•Q40: What is problematic about margin accounts and pledged securities?
•Q41: Can I hedge my ownership position in Fastly?
•Q42: Why are hedging transactions prohibited?
•Q43: Can I trade in ETFs (Exchange Traded Funds)?
•Q44: Am I allowed to trade derivative securities of Fastly’s common stock?
•Q45: What are derivative securities?
•Q46: What is short selling?
•Q47: Why does Fastly prohibit trading in derivative securities and short selling?
•Q48: What if I purchased publicly traded options or other derivative securities before I became a Fastly employee or consultant?
•Q49: What are the concerns about standing and limit orders?
•Q50: Who is required to pre-clear and provide advance notice of transactions?
•Q51: Who is required to provide advance notice of stock option exercises?
•Q52: What additional requirements apply to individuals subject to Section 16?
•Q53: What happens if I violate our insider trading policy?
•Q54: What are the sanctions if I trade on material nonpublic information or tip off someone else?
•Q55: What is “loss avoided”?
•Q56: Do changes to this policy require approval by Fastly’s Board?
Q1: Who should I contact if I have questions about our insider trading policy or specific trades?
A1:  You should contact the team at [redacted].
Q2: Why have an insider trading policy?
A2: During the course of your relationship with Fastly, Inc. (“Fastly”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Fastly or other publicly traded companies that Fastly has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell, or otherwise transact in Fastly’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in
Fastly securities by our employees, directors, and consultants who are advised that they are subject to this policy (“designated consultants”) and the other persons subject to this policy.
Q3: Who is subject to this policy?
A3: This policy applies to you and all other employees, directors, and designated consultants of
Fastly and its subsidiaries. This policy also applies to members of your immediate family with whom you share a household, other persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
Even if someone is not a Related Person as defined above (e.g., a family member with whom you do not share a household), trading by that person may be prohibited. Please review “Q12: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?”.
Q4: Whose responsibility is it to comply with this policy?
A4: Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Fastly and to not engage in transactions in Fastly’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member, or other person or entity whose transactions are subject to this policy also comply with this policy.
In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Fastly or any employee or director of Fastly pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
You could be subject to severe legal penalties and disciplinary action by Fastly for any conduct prohibited by this policy or applicable securities laws.
Q5: What transactions are subject to this policy?
A5: This policy applies to all transactions in securities issued by Fastly, as well as derivative securities that are not issued by Fastly, such as exchange-traded put or call options or swaps relating to Fastly’s securities. Accordingly, for purposes of this policy, the terms “trade,”
“trading,” and “transactions” include not only purchases and sales of Fastly’s common stock in the public market but also any other purchases, sales, transfers, gifts, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Note that this policy may also apply to the transactions of other publicly traded companies that
Fastly has business relationships with, if you have material nonpublic information about those companies. Please review “Q15: Am I restricted from trading securities of any companies other than Fastly, for example a customer or competitor of Fastly?”.
Q6: What is insider trading?
A6: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about Fastly or another publicly traded company that Fastly has business relationships with and you trade in
Fastly’s or such other company’s securities, you have broken the law.
Q7: Why is insider trading illegal?
A7:  If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market.
This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
Q8: What is material nonpublic information?
A8:   Information is “material” if a reasonable investor would consider it important in making an investment decision, or if a reasonable investor would view it as altering the total mix of information available. In short, material information includes any information that could reasonably affect the price of our stock. This could mean many things: financial results, potential acquisitions, or major contracts to name just a few. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.
Q9: Who can be guilty of insider trading?
A9:  Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Fastly. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or intentionally or unintentionally convince someone else to trade) in that security, you may be found guilty of insider trading.
Q10: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A10: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information.  It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions.  All that matters is whether you are aware of any material nonpublic information relating to Fastly at the time of the transaction.
Q11: Do the US securities laws take into account mitigating circumstances, like avoiding a loss or planning a transaction before I had material nonpublic information?
A11: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Fastly’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait, unless the trade is under a validly adopted 10b5-1 plan.
Q12: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?
A12:  That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee”
could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Fastly, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Fastly’s policies regarding the protection or authorized external disclosure of information regarding Fastly). This includes anonymous discussions on the internet about Fastly or companies with which Fastly does business.
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director, or designated consultant of Fastly (or any other person subject to this policy) may either (a)
recommend to another person that they buy, hold, or sell Fastly’s securities at any time or (b)
disclose material nonpublic information to persons within Fastly whose jobs do not require them to have that material nonpublic information, or outside of Fastly to other persons (unless the disclosure is made in accordance with Fastly’s policies regarding the protection or authorized external disclosure of information regarding Fastly).
Q13: What if I don’t tell someone inside information itself; I just tell them whether they should buy or sell?
A13:  That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Fastly’s common stock or any derivative security related to Fastly’s common stock, since that could be a form of tipping.
Q14: Does this policy or the insider trading laws apply to me if I work outside the
US?
A14:  Yes. The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection, the
“SEC”), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S.
securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Fastly director, employee, or consultant, our policies apply to you no matter where you work.
Q15: Am I restricted from trading securities of any companies other than Fastly, for example a customer or competitor of Fastly?
A15:  Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Fastly, you sometimes obtain sensitive, material information about other companies and their business dealings with Fastly.
In addition, it is the policy of Fastly that no employee, director, or designated consultant of
Fastly (or any other person subject to this policy) who, in the course of working for Fastly, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Fastly does business, including a customer or partner of Fastly, may trade in that company’s securities until the information becomes public or is no longer material.
Q16: If I do not trade Fastly securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A16:  Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Fastly stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
Q17: What are examples of material information?
A17: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results, financial condition, projections or forecasts;
•known or anticipated, but unannounced, earnings or losses;
•new products, features, or processes;
•acquisitions or dispositions of assets, divisions, or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends, or changes in dividend policy;
•the establishment of a repurchase program for Fastly’s securities;
•management or control changes;
•employee layoffs;
•a disruption in Fastly’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements;
•impending bankruptcy;
•gain or loss of a contract with customers or suppliers;
•significant product errors or security incidents; and
•pricing changes or discount policies.
Q18: When is information considered public?
A18: The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated on Friday. Depending on the particular circumstances,
Fastly may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Fastly’s Corporate Disclosure Policy (POL 250).
Q19: So when can I buy or sell my Fastly securities?
A19:  If you are aware of material nonpublic information, you may not buy or sell our common stock until one full trading day has elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on
Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period.
Our insider trading policy describes the quarterly trading blackout period, and additional event-
driven trading blackout periods may be announced by email.
Q20: What is a quarterly trading blackout periods?
A20: Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors, and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors, and designated consultants we have established “quarterly trading blackout periods” during which Fastly employees, directors, designated consultants, and their Related
Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Fastly securities. That means that, except as described in this policy, all
Fastly employees, directors, designated consultants, and their Related Persons will be able to trade in Fastly securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of Fastly’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period.
Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Fastly securities if you are otherwise in possession of material nonpublic information.
Q21: What are Fastly’s quarterly trading blackout period?
A21: Each “quarterly trading blackout period” will generally begin at the end of the day that is the 7th day of the third month of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of Fastly’s financial results for that quarter.
Q22: Can Fastly’s quarterly trading blackout periods change?
A22: The quarterly trading blackout period may commerce early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time, there exists undisclosed information that would make trades by Fastly employees, directors, and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
Q23: If I have an open order to buy or sell Fastly securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A23:  No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1
Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1
Trading Plan, you will have violated our insider trading policy and may also have violated insider trading laws.
Q24: What if I think I have a special circumstance that would require me to trade during a blackout period?
A24: A Fastly employee, director, or designated consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Office of the General Counsel. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal
Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time concludes that the person is not in fact aware of any material nonpublic information relating to Fastly or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
Q25: Are there other circumstances which could prevent me from trading?
A25: Yes. From time to time, an event may occur that is material to Fastly and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer, or Chief Legal
Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time may not trade in Fastly’s securities.  In that situation, Fastly will notify the designated individuals that neither they nor their Related Persons may trade in the Fastly’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.  Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.  Exceptions will not be granted during an event-specific trading blackout.
Q26: Am I subject to trading blackout periods if I am no longer an employee or consultant of Fastly?
A26:  It depends. If your employment with Fastly ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Fastly ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave
Fastly, you should not trade in Fastly securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.
Q27: How long does this policy apply to me after I end my relationship to Fastly?
A27: This policy continues to apply to your transactions in Fastly’s securities or the securities of other public companies engaged in business transactions with Fastly even after your relationship with Fastly has ended. If you are aware of material nonpublic information when your relationship with Fastly ends, you may not trade Fastly’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material.  Further, if you leave Fastly during a trading blackout period, then you may not trade Fastly’s securities or the securities of other applicable companies until the trading blackout period has ended.
Q28: Are there any exceptions to this policy?
A28: There are no exceptions to this policy, except as specifically noted below.
Q29: Can I exercise options granted to me under Fastly’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?
A29:  Yes. You may exercise the options for cash  and receive shares, or, where permitted under the option grant notice and agreement, by a net exercise transaction with the Company or by delivery to Fastly of already-owned Fastly stock, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information.  To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.
Q30: Are mutual fund shares holding Fastly common stock subject to the trading blackout periods?
A30:  No. You may trade in mutual funds holding Fastly common stock at any time.
Q31: What tax withholding transactions are not restricted by this policy?
A31: This policy does not apply to the surrender of shares directly to Fastly to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options, or other equity awards granted under Fastly’s equity compensation plans. In addition, the automatic sale of Fastly’s common stock either through your 10b5-1 Plan, E*Trade or such other firm as Fastly may designate solely in an amount necessary to cover taxes due as a result of the vesting of restricted stock units (RSUs) or restricted stock awards shall be exempt from this policy. The remainder of Fastly common stock issued to you as a result of the vesting of RSUs or restricted stock awards are subject to all provisions of this policy. With respect to stock options, any market sale of the stock received upon exercise of stock options remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
Q32: What ESPP transactions are not restricted by this policy?
A32: This policy does not apply to the purchase of stock by employees under Fastly’s Employee
Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP.  This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
Q33: What is a “routine trading program” or “10b5-1 plan”?
A33: A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please review the
Automated 10b5-1 page of the Equity Wiki and the Automated 10b5-1 Plan guidelines. If you are a Section 16 Officer, please contact the Corp-Law team for assistance setting up your plan at
[redacted].
Q34: What are the rules that apply to 10b5-1 Trading Programs?
A34: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and consultants may establish a trading plan under which a broker is instructed to buy and sell Fastly securities based on predetermined criteria (a “Trading Plan”).
So long as a Trading Plan is properly established, purchases and sales of Fastly securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s, or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Fastly at a time when they were unaware of any material nonpublic information relating to Fastly and when Fastly was not otherwise in a trading blackout period.  Moreover, all
Trading Plans must be reviewed and approved by Fastly before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
Q35: Can I gift or donate stock while I possess material nonpublic information or during a trading blackout period?
A35:  No. A gift of stock could subject the donor to insider trading liability if the donor was aware of material nonpublic information at the time of the gift and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such information. You may only make bona fide gifts or donations of our Class A common stock when you are not aware of material information and during an open trading window.
Q36: Are purchases of Fastly stock in a 401(k) plan allowed by this policy?
A36: This policy does not apply to purchases of Fastly’s securities in Fastly’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Fastly stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Fastly stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Fastly stock fund balance; and (d) an election to pre-pay a plan loan if the  pre-
payment will result in allocation of loan proceeds to the Fastly stock fund.
Q37: Are inherently speculative transactions allowed?
A37:  No Fastly employee, director, or designated consultant may engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to
Fastly’s stock.
Q38: Can I purchase Fastly securities on margin or hold them in a margin account?
A38:  No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our common stock on margin or hold it in a margin account at any time.
Q39: Can I pledge my Fastly shares as collateral for a personal loan?
A39:  Generally no. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may generally not pledge your shares as collateral for a loan. However, you may request an exception by (i) submitting a request for approval to the Chief Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time and Chief Financial Officer, including terms of the proposed pledge, loan to value ratio, the name of any other collateral securing the loan and the ability to substitute collateral and other information reasonably requested by the Chief Legal
Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time or Chief Financial Officer at least one month prior to the executing documents evidencing the proposed pledge, and (ii) clearly demonstrating your financial capacity to repay the loan without resort to the pledged securities. The Chief Legal Officer or other member of the Fastly
Legal team as may be designated by the CEO from time to time and Chief Financial Officer shall collectively determine whether such exception will be granted based on methodology approved by the Compensation Committee of the Board of Directors. Any exception granted to an officer or director subject to the reporting obligations under Section 16 of the Exchange Act must be approved by the Compensation Committee of the Board of Directors.
Q40: What is problematic about margin accounts and pledged securities?
A40: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Fastly’s securities, Fastly employees, directors, and designated consultants are prohibited from holding Fastly Securities in a margin account or otherwise pledging Fastly’s securities as collateral for a loan.
Q41: Can I hedge my ownership position in Fastly?
A41:  No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Fastly’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Fastly’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
Q42: Why are hedging transactions prohibited?
A42:  Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a
Fastly employee, director, or designated consultant to continue to own Fastly’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Fastly employee, director, or designated consultant may no longer have the same objectives as Fastly’s other shareholders. Therefore, Fastly employees, directors, and designated consultants are prohibited from engaging in any such transactions.
Q43: Can I trade in ETFs (Exchange Traded Funds)?
A43: Yes, Fastly permits you to trade in ETFs, including during a closed trading window, but only if the Fastly shares do not represent more than a certain percentage of the ETF's portfolio, as determined by the Chief Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time (the “ETF Limit”). ETFs are a type of security that involves a collection of securities. Unlike mutual funds, ETFs are a marketable security and are traded throughout the day on exchanges, just like ordinary stock. Some ETFs include shares of
Fastly’s stock in their portfolio. Trading in ETFs may NOT be done for the purpose of, or having the result of, trading in Fastly stock. In other words, you cannot get around restrictions on trading in Fastly stock, including restrictions on hedging, by trading in ETFs that include Fastly stock.
The ETF Limit is set to help avoid any appearance that trading in an ETF is motivated by a desire to trade in Fastly stock.
Q44: Am I allowed to trade derivative securities of Fastly’s common stock?
A44:  No. You may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of our common stock at any time.
Q45: What are derivative securities?
A45: “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.
Q46: What is short selling?
A46: “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q47: Why does Fastly prohibit trading in derivative securities and short selling?
A47:  Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-
term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.
Q48: What if I purchased publicly traded options or other derivative securities before I became a Fastly employee or consultant?
A48:  The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
Q49: What are the concerns about standing and limit orders?
A49: Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a
Fastly employee, director, or designated consultant is in possession of material nonpublic information. Fastly therefore discourages placing standing or limit orders on Fastly’s securities.
If a person subject to this policy determines that they must use a standing order or limit order
(other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
Q50: Who is required to pre-clear and provide advance notice of transactions?
A50: In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in Fastly’s securities without first obtaining pre-clearance of the transaction from Fastly’s Chief
Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time or Chief Financial Officer or their designees no more than two business days in advance of the proposed transaction. The Chief Legal Officer or other member of the Fastly
Legal team as may be designated by the CEO from time to time or Chief Financial Officer or their designees will then determine whether the transaction may proceed and, if so, will direct the
Compliance Coordinator (as identified in Fastly’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-
cleared transactions not completed within two business days will require new pre-clearance.
Fastly may choose to shorten this period.
Q51: Who is required to provide advance notice of stock option exercises?
A51: Persons subject to the reporting requirements under Section 16(a) of the Exchange Act must also give advance notice of their plans to exercise an outstanding stock option to the
Compliance Coordinator or Chief Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time or Chief Financial Officer. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in Fastly’s Section 16 Compliance Program
so that Fastly may assist in any Section 16 reporting obligations.
Q52: What additional requirements apply to individuals subject to Section 16?
A52: Officers and directors subject to the reporting obligations under Section 16 of the Exchange
Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities
Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and
5), which are described in Fastly’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Q53: What happens if I violate our insider trading policy?
A53:  Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Fastly. In addition, you may be subject to criminal and civil sanctions. Anyone who has questions about this policy should contact their own attorney or Fastly’s Office of the General Counsel, gc@fastly.com.
Q54: What are the sanctions if I trade on material nonpublic information or tip off someone else?
A54:  In addition to disciplinary action by Fastly—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
Q55: What is “loss avoided”?
A55:  If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
Q56: Do changes to this policy require approval by Fastly’s Board?
A56: Substantive changes to this policy require approval by Fastly’s Board of Directors or a duly appointed committee of the Board. Non-substantive changes may be approved by Fastly’s Chief
Legal Officer or other member of the Fastly Legal team as may be designated by the CEO from time to time.